Exhibit 99.1

MAGELLAN BEHAVIORAL HEALTH SELECTED TO ADMINISTER MILITARY & FAMILY LIFE COUNSELING PROGRAM FOR
U.S. DEPARTMENT OF DEFENSE

Magellan will help service members and their families manage the challenges of daily life and connect to vital community resources to enhance their overall quality of life

AVON, Conn. — August 21, 2012 — Magellan Health Services Inc. (NASDAQ: MGLN) announced today that its subsidiary, Magellan Behavioral Health Inc., has entered into a contract with the U.S. Department of the Interior on behalf of the U.S. Department of Defense (DoD) to serve as one of the vendors to administer the Military & Family Life Counseling (MFLC) program, which provides counseling for adults and children in the military community. The contract began on August 15, 2012, and includes a one-year base contract, with the DoD option to renew for four additional one-year terms. Magellan anticipates annual revenues of approximately $70 million once the contract is fully implemented.

“Magellan is honored to serve the Department of Defense, enhancing the well being of the brave men, women and families of our nation’s military community,” said René Lerer, M.D., chairman and CEO of Magellan. “The stresses of military life, particularly in times of war and conflict, are always a serious concern in the military community, and it’s never been more important for our armed forces and their families to have access to comprehensive life counseling support and tools to improve their quality of life.

“We are deeply committed to the health, well-being and success of veterans and their families, as evidenced by our work with programs such as the Illinois Warrior Assistance Program (IWAP) and the Defense Centers of Excellence for Psychological Health & Traumatic Brain Injury (DCoE), and Magellan’s founding of the Hero Health Hire veteran employment initiative. Building upon that mission, we look forward to delivering quality programs that address the unique needs of service members and their families so that they can continue to focus on what they do best — serving and defending our country.”

Created by the DoD in 2004, the MFLC program provides short-term, non-medical counseling services to active duty military, National Guard and Reserves members serving in the United States and abroad, as well as their family members. Per the contract, Magellan will administer services on a majority of continental United States bases. These services are intended to ensure readiness of the force, decrease distractions and enhance the quality of life for service members and their families by helping them address life challenges such as relocation adjustment, mobilization, deployment stress, separation and homesickness, grief and loss, isolation, reunion, anxiety and more.

About Magellan Health Services

Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  As of June 30, 2012, Magellan’s customers include health plans, employers and government agencies, serving approximately 33.7 million members in our behavioral health business, 17.1 million members in our radiology benefits management segment, and 7 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment served 40 health plans and several pharmaceutical manufacturers and state Medicaid programs. The company’s Medicaid Administration segment served 24 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the contract with DOD to provide military and life counseling programs, and the anticipated start date and revenues associated with such contract. These statements are based on management’s analysis, judgment, belief, and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

Media Contact:
Christopher Pearsall
Magellan Health Services
Email: CMPearsall@MagellanHealth.com
Phone: (860) 507-1923

Investor Contact:
Renie Shapiro
Magellan Health Services
Email: RShapiro@MagellanHealth.com
Phone: (877) 645-6464

# # #